EXHIBIT 99.1

Molina Healthcare, Inc.

Reconciliation of Pro Forma Adjustments (unaudited)

for the Quarter Ended September 30, 2003

Net income per diluted share as reported (GAAP)	$0.46
Less net income tax benefit from economic development credits (1)	$(0.04)
Add back charge for accelerated vesting of stock options due to IPO (2)	$0.02

Pro forma net income per diluted share	$0.44

(1)	Net income tax benefit from economic development credits of $1.0 million excludes credits earned for the third quarter of 2003 and is net of $300,000 ($187,500 after tax) in related tax consulting fees. Effective tax rate is 37.5%.
(2)	Charge for accelerated vesting of stock options due to IPO ($700,000) is $437,500 after tax. Effective tax rate is 37.5%.